PROSPECTUS SUPPLEMENT                                EXHIBIT 99.1
(To Prospectus dated February 17, 2006)              REGISTRATION NO.  333-36480

                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts        Market
         ---------------------------------------------------------- ---------- ---------------- -------------
           AmSouth Bancorporation                                      ASO            12            NYSE
           BB&T Corporation                                            BBT            10            NYSE
           Comerica Incorporated                                       CMA             5            NYSE
           Fifth Third Bancorp                                         FITB          13.5          NASDAQ
           Bank of America                                             BAC          27.765          NYSE
           JPMorgan Chase & Co.                                        JPM           43.56          NYSE
           KeyCorp                                                     KEY            13            NYSE
           Marshall & Ilsley Corporation                                MI             6            NYSE
           Mellon Financial Corporation                                MEL            14            NYSE
           National City Corporation                                   NCC            18            NYSE
           Northern Trust Corporation                                  NTRS            7           NASDAQ
           Piper Jaffray Companies                                     PJC          0.5683          NYSE
           State Street Corporation                                    STT            10            NYSE
           SunTrust Banks, Inc.                                        STI             9            NYSE
           Synovus Financial Corp.                                     SNV             8            NYSE
           The PNC Financial Services Group, Inc.                      PNC             9            NYSE
           US Bancorp                                                  USB           56.83          NYSE
           Wachovia Corp.                                               WB            41            NYSE
           Wells Fargo & Co.(1)                                        WFC            48            NYSE


(1) The quantity of shares of Wells Fargo & Co. (NYSE: "WFC") represented by each 100 share round lot of Regional Bank HOLDRS increased to 48 shares (from 24) due to the 2 for 1 stock split of Wells Fargo & Co. Effective August 17, 2006, deposits of Wells Fargo & Co. common stock for creation of Regional Bank HOLDRS increased to 48 WFC (instead of 24
         WFC) per round lot of 100 Regional Bank HOLDRS due to the 2 for 1 stock split of Wells Fargo & Co.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.